Exhibit 99.1

AeroGrow Announces New CEO, Jerry Perkins

Boulder, CO - February 14, 2008 - AeroGrow International, Inc. (NASDAQ:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, named Jervis B. (Jerry) Perkins as President, Chief Executive Officer and member of the Board of Directors, effective March 1, 2008. The appointment of Mr. Perkins is the culmination of a long-term succession strategy initiated nine months ago by AeroGrow's Founder and current CEO, Michael Bissonnette.

Jerry Perkins was brought on board the AeroGrow management team in November 2007 as President and Chief Operating Officer. Mr. Perkins has a proven, 30-year track record of delivering exceptional top and bottom line results in a wide variety of market-leading consumer businesses. In his short time at AeroGrow, he has proven himself a valuable leader as the Company transitions from an entrepreneurial organization, focused on launching a novel product, to the established leader of a new product category managing the aggressive rollout of a broad product line.

"Jerry is a perfect fit for us on so many levels," said Michael Bissonnette, Founder and AeroGrow's Chairman of the Board. "First, he really understands our products and why consumers are responding so passionately. He's an accomplished product and brand manager, and a product line like ours, that appeals to such a wide demographic and can be sold through so many different retail channels, is every brand manager's dream. Second, he has direct experience in scaling businesses and expertly balancing the revenue growth needs with appropriate bottom line focus. Finally, he's an amazing leader, capable of really bringing a team together to achieve their goals. I couldn't be happier with our choice."

Mr. Bissonnette founded AeroGrow in July of 2002, growing it successfully from an idea to more than $14 million in sales for the most recent quarter ended December 31, 2007. Mr. Bissonnette will stay active at AeroGrow as Chairman of the Board to assist in the refinement of the Company's strategic direction and monitor its progress toward achieving its goals, to lead in product development and innovation, and to maintain relationships with shareholders.

"It would be hard to overstate the scope of the opportunity in front of us," said Jerry Perkins, currently AeroGrow's President and COO. "We have a proven technology platform, with strong, proven consumer interest. We've been successfully rolling out into broader and broader channels of distribution. Now we're expanding our product line to enable us to meet a vast range of consumer needs through multiple new channels of distribution, and to increase product line depth through existing channels. When you start with the potential consumer benefits, from gardening to culinary to home décor to hobby to education, it's almost hard to think of a distribution channel where we won't have a product that is relevant to that channel and their customers. We've had some wonderful successes to date, but I truly believe we're just at the beginning."

Perkins most recently served as President and COO of publicly-traded Johnson Outdoors, Inc., a $400 million dollar global manufacturer of outdoor recreation products. There, Mr. Perkins was directly responsible for all aspects of sales, marketing, product development, manufacturing and distribution, with full P&L responsibilities. During his 4-year tenure, sales grew 33% from $300 million to $400 million, net profit increased 76%, and the stock appreciated 80%.

Previously, Mr. Perkins served as Executive Vice President and General Manager at Brunswick Corporation. There, he conceived an innovative product development program which turned around Brunswick's declining bowling business and drove double digit increases in sales and profitability.

Prior to Brunswick, Mr. Perkins worked for Quaker Oats for 17 years, serving in a variety of general management and senior marketing roles. Mr. Perkins received an MBA from Northwestern's Kellogg School of Management in 1979 and a BA from Williams College in 1977.

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden® line of indoor gardening products. AeroGardens feature NASA-proven, dirt-free aeroponic technology, allowing anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

CONTACTS:
Corporate	Investor
John Thompson	Budd Zuckerman
AeroGrow International, Inc	Genesis Select Corporation
(303) 444-7755	(303) 415-0200
john@aerogrow.com	bzuckerman@genesisselect.com

FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Michael Bissonnette, Jerry Perkins, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the kitchen garden appliance market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.